Exhibit 10.2

REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and ____________ (“Employee”) hereby agree as follows:

SECTION 1
GRANT OF STOCK APPRECIATION RIGHT

Pursuant to the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated effective May 23, 2017 (the “Plan”), and pursuant to action of the Committee charged with the Plan’s administration, the Company has granted to Employee, effective ____________ (the “Date of Grant”), subject to the terms, conditions and limitations stated in this Stock Appreciation Right Award Agreement (this “Agreement”), the Plan and the Company’s Executive Compensation Recoupment Policy (as discussed in Section 8(c)), a stock appreciation right (“SAR”), which is granted with respect to ________ shares (each, a “SAR Share”) of Common Stock.

SECTION 2
EXERCISE PRICE PER SAR SHARE

The “Exercise Price Per SAR Share” shall be $_____, which is the Fair Market Value of one Share of Common Stock as of the Date of Grant.

SECTION 3
EXERCISE OF SAR

(a)    Right to Exercise. This SAR is exercisable at any time prior to the Expiration Date, but only to the extent vested on the date of such exercise.

(b)    Terms of Exercise. Upon proper exercise of any vested portion of the SAR, Employee or the individual or entity authorized to exercise such SAR as provided herein shall be entitled to receive the excess of (i) the Fair Market Value of the specified number of SAR Shares as of the date of exercise (which shall be determined by multiplying the number of SAR Shares being exercised by the Fair Market Value of one Share on the date of exercise) over (ii) an amount equal to the Exercise Price Per Share multiplied by the number of SAR Shares being exercised. Such excess, if any, shall be paid either (x) in whole Shares, the number of which shall be determined using the Fair Market Value of one Share as of the date of exercise, disregarding any fractional shares, or (y) in cash, with such method of payment to be determined by the Committee in its sole discretion from time to time.

(c)    Method of Exercise. The SAR may be exercised in whole or in part by Employee or any other individual authorized pursuant to the terms of this Agreement to exercise the SAR at any time or from time to time in accordance with procedures established by the Committee. As promptly as practicable after such exercise of the SAR, the Company shall issue the number of Shares or pay the amount of cash, as applicable, determined pursuant to Section 3(b) above to Employee or the individual or entity authorized to exercise such SAR as provided herein.

SECTION 4
CONDITIONS AND LIMITATIONS ON RIGHT TO EXERCISE SAR

(a)    Vesting. Subject to paragraph (b) of this Section and subject to Sections 6 and 7, this SAR shall vest in four (4) equal annual installments of 25% commencing December 31 of the year of grant.  The SAR must be exercised, if at all, no later than ten (10) years from the Date of Grant (the “Expiration Date”).  The SAR may be exercised in full or in part pursuant to this vesting schedule at any time prior to the Expiration Date.  Upon a partial exercise of this SAR, the number of SAR Shares available for future exercise shall be reduced by the portion of the SAR so exercised.

Date	Cumulative Percentage of SAR Shares That Are Vested
December 31, ____	25%
December 31, ____	50%
December 31, ____	75%
December 31, ____	100%

(b)    Exercise if No Longer an Employee.

(1)    Termination. Except as provided in paragraphs (2) or (3) below, the SAR may be exercised only by Employee while serving as an officer or employee of the Company or any of its Affiliates or within 30 days following termination of employment.

Notwithstanding the foregoing, Employee may exercise the SAR following termination only to the extent the SAR was vested and had not been exercised prior to termination, and in no event may the SAR be exercised after the Expiration Date.

An approved leave of absence shall not constitute a termination for purposes of this Section so long as Employee’s right to re-employment is guaranteed either by statute, local law, contract or pursuant to any Company policy. Where re-employment is not so guaranteed, termination shall be deemed to occur on the first day after the end of such approved period of leave.

(2)    Disability or Death. Notwithstanding the vesting schedule set forth in Section 4(a) above, in the event Employee ceases to be employed by the Company or any of its Affiliates prior to the Expiration Date due to Disability or death, the SAR shall become immediately 100% vested with respect to the portion of the SAR not exercised prior to the date of Disability or death, and the SAR may be exercised at any time within five (5) years following the earlier to occur of death or Disability, but in no event later than the Expiration Date. Should this Section 4(b)(2) become operative because of Employee’s death, or should Employee die after Employee’s Disability, then the SAR may be exercised by: (i) a legatee or legatees of Employee under Employee’s last will; (ii) Employee’s personal representative(s) under Employee’s last will or, if Employee died without a will, the executor of Employee’s probate estate; or (iii) the trustee(s) of Employee’s revocable living trust or of a trust indenture of which Employee is a grantor or a beneficiary.

For purposes of this Agreement, “Disability” means disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, the physical or mental condition of Employee arising prior to the Expiration Date, which in the opinion of a qualified physician chosen by the Company prevents Employee from continuing employment with the Company and its Affiliates.

(3)    Retirement. In the event of Employee’s Retirement prior to the Expiration Date, the SAR shall continue to vest following such Retirement as provided in Section 4(a) above and shall remain exercisable as if Employee had continued his or her employment with the Company or its Affiliates following such Retirement. In no event may any portion of this SAR be exercised after the Expiration Date. Notwithstanding the vesting schedule set forth in Section 4(a) above, in the event of Employee’s death following Retirement but prior to the Expiration Date, the SAR shall become immediately 100% vested with respect to the portion of the SAR not exercised prior to Employee’s death. The SAR may be exercised at any time within five (5) years following Employee’s death (but in no event later than the Expiration Date) by: (i) a legatee or legatees of Employee under Employee’s last will; (ii) Employee’s personal representative(s) under Employee’s last will or, if Employee died without a will, the executor of Employee’s probate estate; or (iii) the trustee(s) of Employee’s revocable living trust or of a trust indenture of which Employee is a grantor or a beneficiary.

For purposes of this Agreement, “Retirement” means termination of employment with the Company and its Affiliates after Employee has attained a combination of age and years of service that equals at least sixty-five (65); provided that, the maximum number of years of service credited for purposes of this calculation shall be ten (10).

(c)    Dividend Equivalents. SARs shall not include dividend equivalent payments or dividend credit rights.
SECTION 5
DELIVERY OF SHARES

The Company shall not be required to issue or deliver any SAR Shares, if applicable, upon the exercise of this SAR prior to (a) the admission of such shares to listing on any stock exchange on which the Company’s Common Stock may then be listed, (b) the completion of any registration and/or qualification of such shares under any state or federal laws (including without limitation the Securities Act of 1933, as amended) or rulings or regulations of any governmental regulatory body, which the Company shall determine to be necessary or advisable, or (c) if the Company so requests, the filing with the Company by Employee or the purchaser acting pursuant to Section 4(b) of a representation in writing at the time of such exercise that it is his or her present intention to acquire the shares being purchased for investment and not for resale or distribution.

SECTION 6
CHANGE OF CONTROL

Notwithstanding the vesting schedule set forth in Section 4(a), in the event of a Change of Control prior to Employee’s termination, Retirement, Disability or death (as described in Section 4(b)), the SAR shall become immediately 100% vested with respect to the portion of the SAR not exercised prior to the Change of Control (but in no event may Employee exercise any portion of the SAR after the Expiration Date).

SECTION 7
CANCELLATION

Notwithstanding anything herein to the contrary, this Agreement shall be cancelled and the SAR granted hereby shall be forfeited, without any further action by the Committee, as a result of Employee’s Malfeasance. In the event of such cancellation, all rights of Employee hereunder shall terminate, irrespective of whether the SAR is otherwise vested, and the shares reserved for use hereunder shall be available for future grant in accordance with the Plan. “Malfeasance” means (1) any conduct, act or omission that is contrary to Employee’s duties as an officer or employee of the Company or any of its Affiliates, or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates, or (2) employment of Employee by or association of Employee with an organization that competes with the Company or any of its Affiliates.

SECTION 8
MISCELLANEOUS

(a)    Rights in Shares Prior to Issuance. Prior to issuance of Shares in accordance with Section 3, neither Employee nor his or her legatees, personal representatives or distributees (i) shall be deemed to be a holder of any Shares subject to this SAR or (ii) have any voting rights with respect to any such Shares.

(b)     Non-assignability. This SAR shall not be transferable by Employee otherwise than by will or by the laws of descent and distribution; provided that, Employee may transfer the SAR during his or her lifetime to a revocable living trust of which Employee is grantor, or to another form of trust indenture of which Employee is a grantor or a beneficiary. This SAR may be exercised during Employee’s lifetime only by: Employee; Employee’s guardian, power of attorney, or legal representative; or the trustee of Employee’s revocable living trust or of a trust indenture of which Employee is a grantor or a beneficiary.

(c)    Recoupment. The awards granted pursuant to this Agreement are subject to the terms and conditions contained in the Company’s Executive Compensation Recoupment Policy (the “Recoupment Policy”), which permits the Company to recoup all or a portion of awards made to certain employees upon the occurrence of any Recoupment Event (as defined in the Recoupment Policy).

(d)    Designation of Beneficiaries. Employee may file with the Company a written designation of a beneficiary or beneficiaries to exercise, in the event of Employee’s death, the SAR granted hereunder, subject to all of the provisions of this Agreement. An Employee may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise the SAR, the Committee may recognize only an exercise by the personal representative of the estate of Employee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(e)    Changes in Capital Structure. If there is any change in the Common Stock by reason of any extraordinary dividend, stock dividend, spin‑off, split‑up, spin‑out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Committee’s sole discretion, other similar or relevant event, then the number, kind and class of shares available for SARs and the number, kind and class of shares subject to outstanding SARs and the exercise price thereof, as applicable, shall be appropriately adjusted by the Committee. The issuance of Shares for consideration and the issuance of Share rights shall not be considered a change in the Company’s capital structure. No adjustment provided for in this Section shall require the issuance of any fractional shares.

(f)    Right to Continued Employment. Nothing in this Agreement shall confer on Employee any right to continued employment or interfere with the right of an employer to terminate Employee’s employment at any time.

(g)    Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold Shares having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

(h)    Copy of Plan. By signing this Agreement, Employee acknowledges receipt of a copy of the Plan and any offering circular related to the Plan.
(i)    Choice of Law; Venue. This Agreement will be governed by the laws of the State of Missouri, without giving regard to the conflict of law provisions thereof. Any legal action arising out of this Agreement may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

(j)    Execution. An authorized representative of the Company has signed this Agreement, and Employee has signed this Agreement to evidence Employee’s acceptance of the award on the terms specified in this Agreement and the Plan, all as of the Date of Grant.

SECTION 9
TERMS OF THE PLAN

This award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. Capitalized terms used and not otherwise defined in this Agreement shall have the same meanings ascribed to them in the Plan.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this ___ day of ________, _____.

“Company”
Reinsurance Group of America, Incorporated

By:_____________________________________
Name:    Anna Manning
Title: President & Chief Executive Officer

“Employee”

_________________________________________________
Name: